Ruth’s Hospitality Group, Inc. Reports Third Quarter 2008 Financial Results

HEATHROW, Fla.--(BUSINESS WIRE)--November 5, 2008--Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported unaudited results for its third quarter ended September 28, 2008. Highlights for the third quarter 2008 compared to third quarter 2007 were as follows:

·	Total revenue increased 41.4% to $99.3 million from $70.2 million, including $22.1 million from the Mitchell’s acquisition, which closed on February 19, 2008.
·	Net loss of $0.5 million, or $.02 per diluted share, compared to net income of $1.8 million, or $.08 per diluted share in the prior year period.
·	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased
6.9%, compared to a 0.4% decrease in 2007, including an estimated 0.5% impact from
Hurricane Gustav and Ike. Combined average weekly sales at Mitchell’s were $77.1 thousand compared to $83.8 thousand in the year-ago quarter.
·	Food and beverage costs, as a percentage of restaurant sales, decreased approximately 20 basis points to 31.8% versus the prior year quarter. This was primarily driven by favorable beef costs and modest price increases, partially offset by higher beverage, grocery, produce, and dairy costs.
·	Restaurant operating expenses, as a percentage of restaurant sales, were approximately
340 basis points higher, with the majority due to de-leveraging as a result of weak comparable sales, as many of these expenses are fixed.
·	Marketing and advertising expenditures, as a percentage of total revenues, were approximately 110 basis points higher, due to increased utilization of print media and radio to support the Company’s “Summer Celebration” promotion, which ended on
September 14, 2008.
·	General and administrative expenses, as a percentage of total revenues, were approximately 120 basis points lower, due to lower incentive compensation and travel expenses, offset by $0.4 million in increased FAS123R costs.
·	Depreciation and amortization expenses, as a percentage of total revenues, were 30 basis points higher at approximately 4.6% of total revenues.
·	Pre-opening costs were $1.1 million versus $0.8 million a year ago due to the timing of new restaurant development activity.
·	Operating income of $1.4 million versus $3.9 million.
·	The Company completed a sale leaseback transaction on five restaurant properties with an aggregate purchase price of $17.6 million. Proceeds from the transaction were used to reduce the Company’s outstanding debt balance on its revolving credit facility.
·	Two new Company-owned restaurants were opened in Princeton, NJ and Fresno, CA.

Michael P. O'Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc., said, “The current economic environment continues to adversely affect our results, and despite signs of comparable sales stability in the third quarter relative to the spring, October has seen further deterioration. In light of these circumstances, we’re taking a very conservative approach to the business, essentially managing in-line with internally generated free cash flow. Last week’s cost reductions were a part of that strategy, along with our decision to significantly reduce development going forward. Reducing debt levels and minimizing risks associated with our debt covenants are of primary concern. I’m confident that with this outlook, we’ll be able to navigate the current environment, protect our shareholders, and come out a stronger company when the economy turns.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, increased 41.4% to $99.3 million in the third quarter of 2008 compared to $70.2 million in the third quarter of 2007.

Company-owned restaurant sales grew 43% to $95.8 million for the third quarter of 2008 from $67.0 million for the period last year. This was primarily the result of a 57.7% increase in total restaurant operating weeks to 1,121 from 711 (including 286 operating weeks related to the Mitchell’s acquisition for which there is no comparison in the third quarter of 2007). Restaurant sales generated by Mitchell’s were $22.1 million during the third quarter of 2008.

Average weekly sales for Ruth’s Chris Steak House were $88.6 thousand in the third quarter of 2008 compared to $94.3 thousand in the third quarter of 2007. Combined average weekly sales for the Mitchell’s acquisition were $77.1 thousand compared to $83.8 thousand in the prior year. The Company will consider restaurants acquired through the Mitchell’s acquisition to be comparable in the second quarter of 2009.

For the third quarter of 2008, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 6.9%. Comparable sales consisted of an average check decrease of 1.5%, driven by menu mix shifts, as well as an entrée reduction of 5.2%, offset by year over year effective menu pricing of approximately 2.0%. Company-owned comparable restaurant sales at Ruth’s Chris Steak House overlapped the prior year's third quarter decline of 0.4%.

Franchise income increased 15.9% to $3.4 million from $2.9 million in the third quarter of 2007. This was due to 8 additional franchise-owned locations, net of acquisitions year over year, partially offset by a decrease in blended comparable franchise-owned restaurant sales of 7.1%.

Operating income was $1.4 million in the third quarter of 2008 versus $3.9 million in the same period last year. Net loss was $0.5 million in the third quarter of 2008, or $.02 per diluted share, compared to $1.8 million, or $.08 per diluted share, in the third quarter of 2007.

Financial Guidance

Due to the unprecedented economic environment and the subsequent slowdown in sales, particularly in October, previously announced 2008 earnings per share guidance of $0.55 to $0.60 is no longer a realistic goal. Furthermore, because of volatility with regard to comparable restaurant sales, it has become increasingly difficult to offer an outlook for the fourth quarter.

Given the change in sales trends, the Company will deviate from its policy regarding forward guidance and specific monthly sales results to report that October same store sales for company-owned Ruth’s Chris restaurants were down approximately 15%. Assuming this metric doesn’t improve in November and December, and company-owned comparable restaurant sales for

Ruth’s Chris Steak House decrease 15% for the entire 13-week period, the Company expects earnings per share of between $.00 and $.02 for the fourth quarter and between $.33 and $.35 for the year. These ranges exclude any severance related to the departure of former Company officers as well as the October 30th cost reduction program and exclude any impairment charges the Company might take in the fourth quarter.

Conference Call

The Company will host a conference call to discuss third quarter 2008 financial results today at 5:00 PM Eastern Time. Hosting the call will be Mike O’Donnell, Chief Executive and President, and Bob Vincent, Executive Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-285-2044 or for international callers by dialing 913-312-0940. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 7421951. The replay will be available until November 12, 2008. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards,

please	visit:	www.RuthsChris.com,	www.MitchellsFishMarket.com,
www.MitchellsSteakhouse.com		and www.Camerons-Steakhouse.com. For more information
about Ruth’s Hospitality Group, please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC
Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

		13 Weeks Ending		39 Weeks Ending

	September 30,	September 28,	September 30,	September 28,
	2007	2008	2007	2008

Revenues:
Restaurant sales	$67,046	$95,783	$218,827	$293,570
Franchise income	2,942	3,408	9,019	9,701
Other operating income	236	86	2,311	2,707

Total revenues	70,224	99,277	230,157	305,978
Costs and expenses:
Food and beverage costs	21,485	30,496	70,324	92,473
Restaurant operating expenses	33,601	51,290	102,173	148,417
Marketing and advertising	1,733	3,551	6,229	10,944
General and administrative costs	5,632	6,707	17,840	23,640
Depreciation and amortization expenses	3,035	4,606	8,812	12,525
Pre-opening costs	800	1,095	3,316	2,451
Hurricane and relocation costs, net of
insurance proceeds	12	-	(3,478)	-
Loss on the disposal of property and equipment, net	-	102	1,108	102

Operating income	3,926	1,430	23,833	15,426
Other income (expense):
Interest expense	(1,497)	(2,511)	(3,688)	(6,901)
Other	202	242	568	763

Income (loss) from continuing operations before income tax	2,631	(839)	20,713	9,288
Income tax expense (benefit)	850	(416)	6,690	2,419

Income (loss) from continuing operations	1,781	(423)	14,023	6,869

Discontinued operations, net of income tax benefit	1	97	17	101

Net income (loss)	$1,780	$(520)	$14,006	$6,768

Basic earnings (loss) per share:
Continuing operations	$0.08	$(0.02)	$0.60	$0.30
Discontinued operations	-	-	-	-

Basic earnings (loss) per share	$0.08	$(0.02)	$0.60	$0.30

Diluted earnings (loss) per share:
Continuing operations	$0.08	$(0.02)	$0.60	$0.29
Discontinued operations	-	-	-	-

Diluted earnings (loss) per share	$0.08	$(0.02)	$0.60	$0.29

Shares used in computing net income per common share:
Basic	23,201,221	23,312,679	23,204,845	23,274,761

Diluted	23,390,296	23,446,252	23,401,981	23,425,504

RUTH'S HOSPITALITY GROUP, INC
Selected Balance Sheet Data
(dollar amounts in thousands)
			December 30,	September 28,
			2007	2008

Cash and cash equivalents			$12,311	$1,718
Total assets			260,278	349,101
Long-term debt			96,750	166,893
Total shareholders' equity			88,067	97,453